EXHIBIT 4.3

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE RIGHTS OF THE HOLDER OF THIS SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 12.01 OF THE INDENTURE, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY, AND THIS SECURITY IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 12.01, AND THE HOLDER OF THIS SECURITY, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 12.01 OF THE INDENTURE AND THE TERMS OF THIS PARAGRAPH ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF SCOTLAND.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Contingent Convertible Securities Indenture, dated as of August 10, 2015, as amended and supplemented by the Fifth Supplemental Indenture dated as of August 19, 2020 (the “Contingent Convertible Securities Indenture”), as supplemented by the Sixth Supplemental Indenture, dated as of [●], 2020 (the “Sixth Supplemental Indenture” and, together with the Contingent

Convertible Securities Indenture, the “Indenture”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Sixth Supplemental Indenture.

The rights of the Holder and Beneficial Owners of this Security are, to the extent and in the manner set forth in Section 6.01 of the Sixth Supplemental Indenture (which amends in its entirety Section 12.01(a) of the Contingent Convertible Securities Indenture), subordinated to the claims of other creditors of the Company, and this Security is issued subject to the provisions of that Section 6.01, and the Holder (and Beneficial Owners) of this Security, by accepting the same, agrees to, and shall be bound by, such provisions. The provisions of Sections 6.01 and 6.02 of the Sixth Supplemental Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, Scots law.

The rights of the Holder of this Security are subject to Section 3.16 of the Sixth Supplemental Indenture. Effective upon, and following, the occurrence of the Automatic Conversion, provided that the Company issues and delivers the Settlement Shares to the

Settlement Share Depository (or the relevant recipient in accordance with this Security or the Sixth Supplemental Indenture), Holders and Beneficial Owners shall not have any rights against the Company with respect to repayment of the principal amount of this Security or payment of interest or any other amount on or in respect of this Security, which liabilities of the Company shall be irrevocably and automatically released, and accordingly the principal amount of this Security shall equal zero at all times thereafter.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Contingent Capital Notes, by its acquisition of the Contingent Capital Notes, each Holder and Beneficial Owner of the Contingent Capital Notes, acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail- in power by the relevant U.K. authority that may result in the (i) reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Contingent Convertible Securities, (ii) the conversion of all, or a portion of, the principal amount of, or interest on, the Contingent Convertible Securities into ordinary shares or other securities or other obligations of the Company or another person and/or

(iii) the amendment of the amount of interest due on the Contingent Capital Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation to the terms of the Contingent Convertible Securities, solely to give effect to the above. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable, but which have not been paid, prior to the exercise of any U.K. bail-in power. By its acquisition of the Contingent Capital Notes, each Holder and Beneficial Owner further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Contingent Capital Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. authority.

NATWEST GROUP PLC

£[ ] []% Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes

No. [ ]	£[ ]

ISIN NO.: [    ]

NATWEST GROUP plc (herein called the “Company”, which term includes any successor Person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to the Bank of New York Depository (Nominees) Limited, or registered assignees, the principal sum of £[●] ([●] pounds sterling), if and to the extent due, and to pay interest thereon, if any, in accordance with the terms hereof and the Indenture. The Contingent Capital Notes shall have no fixed maturity or fixed redemption date. From (and including) the Issue Date to (but excluding) [●], 20[●] (the

“First Reset Date”), the interest rate on the Contingent Capital Notes shall be [●]% per annum. From and including the First Reset Date and each fifth anniversary date thereafter (each such date, a “Reset Date”), to (but excluding) the next succeeding Reset Date, the applicable per annum interest rate will be equal to the sum of the applicable Reference Bond Rate on the relevant Reset Determination Date and %, converted to a quarterly rate in accordance with market convention (rounded to three decimal places, with 0.005 being rounded down). Subject to the provisions on the reverse of this Security relating to cancellation and deemed cancellation of interest and to Section 3.03, Section 3.04, Section 3.16(h) and Section 6.01 of the Sixth Supplemental Indenture and to the two last sentences of this paragraph, interest, if any, shall be payable in four equal quarterly installments in arrear on [●], [●], [●] and [●] of each year (each, an “Interest Payment Date”). The first date on which interest may be paid will be [●], 2020. Subject to the limitations specified on the reverse of this Security, if any interest payment is to be made in respect of the Contingent Capital Notes on any date other than an Interest Payment Date, including on any scheduled redemption date, it shall be calculated by the Calculation Agent on the basis of a year of 365 days and the actual number of days elapsed in the relevant interest period and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

“Reference Bond Rate” means, with respect to any Reset Date for which such rate applies and related Reset Determination Date, the gross redemption yield expressed as a percentage and calculated by the Calculation Agent on the basis set out by the United Kingdom Debt Management Office in the paper "Formulae for Calculating Gilt Prices from Yields", page 5, Section One: Price/Yield Formulae "Conventional Gilts; Double dated and Undated Gilts with Assumed (or Actual) Redemption on a Quasi-Coupon Date" (published on 8 June 1998 and updated on 15 January 2002 and 16 March 2005, and as further amended, updated, supplemented or replaced from time to time) or, if such basis is no longer in customary market usage at such time (as determined by the Issuer in good faith), a gross redemption yield calculated in accordance with generally accepted market practice at such time as determined and notified in writing to the Calculation Agent by the Issuer following consultation with an investment bank or financial institution determined to be appropriate by the Issuer (which, for the avoidance of doubt, could be the Calculation Agent, or another affiliate of the Issuer), on a semi-annual compounding basis (converted to an annualised yield and rounded up (if necessary) to four decimal places) of the Reset Reference Bond in respect of that Reset Period, assuming a price for the Reset Reference Bond (expressed as a percentage of its principal amount) equal to the Reference Bond Price for such Reset Determination Date.

“Initial Interest Rate” means the rate of interest in respect of the period from (and including) the Issue Date to (but excluding) the First Reset Date, which will be [●] per annum.

“Reference Bond Price” means, with respect to any Reset Determination Date,

(i)  the arithmetic average of the Reference Government Bond Dealer Quotations for such Reset Determination Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (ii) if fewer than five such Reference Government Bond Dealer Quotations are received, the arithmetic average of all such quotations (or, alternatively, if only one Reference Government Bond Dealer Quotation is received, the Reference Bond Price shall be equal to such quotation); provided, however, that if no Reference Government Bond Dealer Quotations are received, the Subsequent Interest Rate for the relevant Reset Period shall be equal to the Rate of Interest last determined in relation to the Contingent Capital Notes in respect of the preceding Reset Period (or, alternatively, in the case of the first Reset Determination Date, the Rate of Interest applicable to the first Reset Period shall be the Initial Interest Rate).

“Reference Government Bond Dealer” means each of five banks selected by the Issuer (following, where practicable, consultation with an investment bank or financial institution of financial repute determined to be appropriate by the Issuer, which for the avoidance of doubt, could be the Calculation Agent), or the affiliates of such banks, which are (i) primary government securities dealers, and their respective successors, or

(ii)	market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the Reset Reference Bond (expressed in each case as a percentage of its principal amount) as at 11:00 a.m. (London time) on the Reset Determination Date and, if relevant, on a dealing basis for settlement that is customarily used at such time, and quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

The “Reset Determination Date” shall be the second Business Day immediately preceding each Reset Date.

“Reset Period” means any period from and including each Reset Date to but excluding the next succeeding Reset Date.

“Rate of Interest” means the Initial Interest Rate and/or the relevant Subsequent Interest Rate, as the case may be.

“Subsequent Interest Rate” means the rate of interest in respect of each Reset Period which shall be a rate per annum equal to the aggregate of the applicable Reference Bond Rate on the relevant Reset Determination Date and [●]%, such sum being converted to a quarterly rate in accordance with market convention (rounded to three decimal places, with 0.005 rounded down).

If any Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day, and no further interest or other payment shall be owed or made in respect of such delay.

If any scheduled redemption date is not a Business Day, payment of interest, if any, and principal shall be postponed to the next Business Day, but interest on that payment will not accrue during the period from and after any scheduled redemption date. If any Reset Date is not a Business Day, the Reset Date shall occur on the next succeeding Business Day.

The interest, if any, so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date, or if the Security is held in registered form, the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

In addition to any other restrictions on payments of principal and interest contained in the Sixth Supplemental Indenture, no payment of the principal amount of this Security following any proposed redemption or payment of interest on this Security shall become due and payable after the exercise of any U.K. bail-in power by the relevant

U.K. authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Group.

Interest on the Contingent Capital Notes shall be due and payable only at the full discretion of the Company, and the Company shall have sole and absolute discretion at all times and for any reason to cancel (in whole or in part) any interest payment that would otherwise be payable on any Interest Payment Date. If the Company elects not to make an interest payment in respect of the Contingent Capital Notes on the relevant Interest Payment Date (or if the Company elects to make a payment of a portion, but not all, of such interest payment), such non-payment shall evidence the Company’s exercise of its discretion to cancel such interest payment (or the portion of such interest payment not paid), and accordingly such interest payment (or the portion thereof not paid) shall not be or become due and payable.

Any interest cancelled or deemed cancelled (in each case, in whole or in part) pursuant to this Security shall not be due and shall not accumulate or be payable at any time thereafter, and Holders and Beneficial Owners of the Contingent Capital Notes shall have no right to or claim against the Company with respect to such interest amount. In addition, any such cancellation or deemed cancellation shall not constitute a default under this Security and Holders and Beneficial Owners of this Security shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation or deemed cancellation.

Without limitation on the foregoing paragraph, the Company shall cancel any interest in respect of the Contingent Capital Notes (or, as appropriate, any part thereof) on any Interest Payment Date (and such interest payment shall therefore be deemed to have been cancelled and thus shall not be due and payable on such Interest Payment Date) if in respect of such Interest Payment Date (a) the Company has an amount of Distributable Items on such scheduled Interest Payment Date that is less than the sum of (i) all payments (other than redemption payments which do not reduce Distributable Items)

made or declared by the Company since the end of the Company’s latest financial year and prior to such Interest Payment Date on or in respect of any Parity Securities, the Contingent Capital Notes and any Junior Securities and (ii) all payments (other than redemption payments which do not reduce Distributable Items) payable by the Company on such Interest Payment Date (x) on the Contingent Capital Notes and (y) on or in

respect of any Parity Securities or any Junior Securities, in the case of each of (i) and (ii), excluding any payments already accounted for in determining the Distributable Items, or

(b) if the Solvency Condition is not (or would not be) satisfied in respect of such amounts payable on such Interest Payment Date.

By its acquisition of the Contingent Capital Notes, each Holder and each Beneficial Owner shall be deemed to have contracted and agreed that (i) interest is payable solely at the discretion of the Company, and no amount of interest shall become due and payable in respect of the relevant interest period to the extent that it has been (x) cancelled (in whole or in part) by the Company at the Company’s sole discretion and/or

(y)   deemed cancelled pursuant to Section 3.04(a) of the Sixth Supplemental Indenture, and (ii) a cancellation or deemed cancellation of interest (in each case, in whole or in part) in accordance with the terms of the Indenture and the Contingent Capital Notes shall not constitute a default in payment or otherwise under the terms of the Contingent Capital Notes or the Indenture.

Interest on the Contingent Capital Notes shall only be due and payable on an Interest Payment Date to the extent it is not cancelled or deemed cancelled under the terms of this Security and Sections 3.02(b), 3.03(a), 3.04, 3.16(h) and Section 6.01 of the Sixth Supplemental Indenture. Any interest cancelled or deemed cancelled (in each case, in whole or in part) in the circumstances described in this Security shall not be due and shall not accumulate or be payable at any time thereafter, and Holders and Beneficial Owners of the Contingent Capital Notes shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation or deemed cancellation of interest in respect of the Contingent Capital Notes. The Company may use such cancelled payment without restriction to meet its obligations as they fall due.

Payments of principal of and interest, if any, on the Contingent Capital Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Contingent Convertible Securities represented by a Global Note shall be made through one or more Paying Agents appointed under the Contingent Convertible Securities Indenture to the Clearing Systems or its nominee, as the Holder of this Security. Initially, the Paying Agent and the Security Registrar for the Contingent Capital Notes shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom. The Company may change the Paying Agent or the Security Registrar without prior notice to the Holders of the Contingent Capital Notes, and in such an event the Company may act as Paying Agent or Security Registrar. Payments of principal of and interest on the Contingent Capital Notes shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, this Security is first surrendered to the Paying Agent.

This Security shall be governed by and construed in accordance with the laws of the State of New York, irrespective of conflicts of laws principles, except as stated in Section 10.07 of the Sixth Supplemental Indenture and as stated herein, and except that the authorization and execution of this Security shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of the Company and the Trustee, as the case may be.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES OR THE UNITED KINGDOM.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: [ ]

NATWEST GROUP PLC

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Contingent Capital Notes of the series designated herein referred to in the Indenture.

Date: [ ]

THE BANK OF NEW YORK MELLON,
acting through its London Branch as Trustee

By:
Authorized Signatory

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Contingent Convertible Securities Indenture, dated as of August 10, 2015 (herein called the “Contingent Convertible Securities Indenture”), between the Company and The Bank of New York Mellon, London

Branch, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Contingent Convertible Securities Indenture), as supplemented and amended by the Sixth Supplemental Indenture, dated as of [●], 2020 (the “Sixth Supplemental Indenture” and, together with the Contingent Convertible Securities Indenture, the “Indenture”), and reference is hereby made to the Indenture, the terms of which are incorporated herein by reference, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Contingent Capital Notes and of the terms upon which the Contingent Capital Notes are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth in this Security, the former shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to a principal amount of £[aggregate principal amount of series of Contingent Capital Notes], which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

All payments of principal and/or interest to the Holders by or on behalf of the Company in respect of the Contingent Capital Notes shall be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge of whatsoever nature imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, and in respect of withholding or deduction imposed in respect of interest only (and not, for the avoidance of doubt, principal), the Company shall pay such additional amounts (“Additional Amounts”) as will result (after such withholding or deduction) in receipt by the Holders of the sums which would have been receivable (in the absence of such withholding or deduction) from it in respect of their Contingent Capital Notes; except that no such Additional Amounts shall be payable with respect to any Contingent Capital Note in accordance with Section 10.04 of the Contingent Convertible Securities Indenture (as amended and restated with respect to the Contingent Capital Notes only by Section 9.01 of the Sixth Supplemental Indenture).

Payments under the Contingent Capital Notes will be subject in all cases to any applicable fiscal or other laws and regulations in the place of payment or other laws and regulations to which the Company or its Paying Agents agree to be subject and the Company will not, save as provided under Section 10.04 of the Contingent Convertible

Securities Indenture (as amended and restated with respect to the Contingent Capital Notes only by Section 9.01 of the Sixth Supplemental Indenture), be liable for any taxes or duties of whatever nature imposed or levied by such laws, regulations or agreements. No commission or expenses shall be charged to the Holders in respect of such payments.

Subject to the Solvency Condition and the pre-conditions specified below, the

Company may, at the Company’s option and in its sole discretion, redeem the Contingent Capital Notes, in whole but not in part, on the First Call Date or on any Reset Date thereafter at a redemption price equal to 100% of the principal amount of the Contingent Capital Notes then outstanding, together with any Accrued Interest to (but excluding) the date fixed for redemption.

Subject to the Solvency Condition and the pre-conditions specified below, the

Company may, at the Company’s option and in its sole discretion at any time, redeem the Contingent Capital Notes, in whole but not in part at a redemption price equal to 100% of the principal amount of the Contingent Capital Notes then outstanding, together with any Accrued Interest to (but excluding) the date fixed for redemption, if at any time the Company determines that as a result of any amendment to, or change in the regulatory classification of the Contingent Capital Notes under the Capital Regulations (or official interpretation thereof), in any such case becoming effective on or after the Issue Date, the whole or part of the Contingent Capital Notes are, or are likely to be, excluded from the Tier 1 Capital (as defined in the Capital Regulations) of the Company and/or the Regulatory Group (a “Capital Disqualification Event”).

Subject to the Solvency Condition and the pre-conditions specified below, on the occurrence of a Tax Event, the Company may, at the Company’s option and in its sole discretion, at any time redeem all, but not some only, of the Contingent Capital Notes at 100% of their principal amount together with any Accrued Interest to (but excluding) the date of redemption. A “Tax Event” will be deemed to have occurred with respect to the Contingent Capital Notes if, at any time, the Company determines that, as a result of any change in, or amendment to, the laws or regulations of the U.K. or any political subdivision or any authority thereof or therein having power to tax (including any treaty to which the U.K. or any political subdivision or any authority thereof or therein is a party), or any change in the official application of such laws or regulations (including a decision of any court or tribunal or the application by any tax authority), which change or amendment becomes effective or applicable, or, in the case of a change in or amendment to law, where such change or amendment is enacted by a U.K. Act of Parliament or by a Statutory Instrument, if such U.K. Act of Parliament or Statutory Instrument is enacted on or after the Issue Date:

(a)	in making a payment under the Contingent Capital Notes in respect of interest, the Company has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)	a payment of interest on the next Interest Payment Date in respect of any of the Contingent Capital Notes would be treated as a “distribution” within the meaning of Section 1000 of the U.K. Corporation Tax Act 2010 (or any statutory modification or re-enactment thereof for the time being);

(c)	the Company would not be entitled to claim a deduction in respect of a payment of interest payable on the next Interest Payment Date in computing its U.K. taxation liabilities (or the value of such deduction to the Company would be materially reduced);

(d)	as a result of the Contingent Capital Notes being in issue, the Company would not be able to have losses or deductions (including in respect of a payment of interest on the Contingent Capital Notes) set against the profits or gains, or profits or gains offset by losses or deductions, of companies with which it is or would otherwise be grouped for applicable U.K. tax purposes (whether under the group relief system current as at the date of issue of the Contingent Capital Notes or any similar system or systems having like effect as may exist from time to time);

(e)	a future write-down of the principal amount of the Contingent Capital Notes or conversion of the Contingent Capital Notes into ordinary shares would result in a U.K. tax liability, or income, profit or gain being treated for U.K. tax purposes as accruing, arising or being received;

(f)	the Contingent Capital Notes would no longer be treated as loan relationships for U.K. tax purposes; or

(g)	the Contingent Capital Notes or any part thereof would be treated as a derivative or an embedded derivative for U.K. tax purposes,

in each case, the effect of which cannot be avoided by the Company taking reasonable steps available to it.

In any case where the Company shall determine that as a result of a Tax Event, it is entitled to redeem the Contingent Capital Notes, it shall be required to deliver to the Trustee prior to the giving of any notice of redemption a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company), in a form satisfactory to the Trustee confirming that the Tax Event has occurred.

Any interest payments that have been cancelled or deemed cancelled pursuant to the terms of this Security and the Indenture shall not be payable if the Contingent Capital Notes are redeemed pursuant to any of the preceding paragraphs.

Before the Company may redeem the Contingent Capital Notes pursuant to any of the preceding paragraphs relating to the Company’s rights of redemption, the Company shall deliver to the Clearing Systems as the Holder of the Global Securities (or, if the Contingent Capital Notes are in definitive form, to the Holders directly at their addresses shown on the Contingent Convertible Security Register) prior notice of not less than fifteen (15) days, nor more than thirty (30) days. The Company shall deliver written notice of such redemption of the Contingent Capital Notes to the Trustee at least five (5)

Business Days prior to the date on which the relevant notice of redemption is sent to the Holders (unless a shorter notice period shall be satisfactory to the Trustee).

Such notice shall specify the Company’s election to redeem the Contingent Capital Notes and the date fixed for such redemption and shall be irrevocable except in the limited circumstances described below.

Any notice of redemption shall state (i) the redemption date, (ii) that on the redemption date the redemption price will, subject to the satisfaction of the conditions set forth in the Indenture, become due and payable upon each Contingent Capital Note being redeemed and that, subject to certain exceptions, interest will cease to accrue on or after that date, (iii) the place or places where the Contingent Capital Notes are to be surrendered for payment of the redemption price, and (iv) the Common Code and/or ISIN number or numbers, if any, with respect to the Contingent Capital Notes being redeemed.

If the Company has delivered a notice of redemption, but the Solvency Condition is not satisfied immediately prior to, and immediately following, the date specified for redemption in such notice, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

If the Company has delivered a notice of redemption, but prior to the payment of the redemption amount with respect to such redemption a Conversion Trigger Notice has been delivered, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

If the Company has delivered a notice of redemption, but prior to the date of any such redemption the Company has not given notice to the PRA and/or the PRA has objected to or refused to grant permission to the Company, as applicable, to redeem the relevant Contingent Capital Notes (in each case to the extent, and in the manner, required by the relevant Capital Regulations), such notice of redemption shall be automatically rescinded and shall be of no force and effect and no payment in respect of any redemption amount, if applicable, shall be due and payable.

If the Company has delivered a notice of redemption but in respect of any redemption proposed to be made prior to the fifth anniversary of the Issue Date, if and to the extent then required under the Capital Regulations (A) in the case of redemption following the occurrence of a Tax Event, the Company has not demonstrated to the satisfaction of the PRA that the Tax Event is material and was not reasonably foreseeable as at the Issue Date, or (B) in the case of redemption following the occurrence of a Capital Disqualification Event, the PRA does not consider such change to be sufficiently certain or the Company has not demonstrated to the satisfaction of the PRA that the relevant change was not reasonably foreseeable as at the Issue Date; such notice of redemption shall be automatically rescinded and shall be of no force and effect and no payment in respect of any redemption amount, if applicable, shall be due and payable.

If the Company has delivered a notice of redemption but prior to the payment of the redemption amount with respect to such redemption the Company is not in compliance with any alternative or additional pre-conditions required by the PRA as a prerequisite to its permission for such redemption, such notice of redemption shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

If any of the events specified in each of the preceding five paragraphs occurs, the Company shall promptly deliver notice to the Clearing Systems as the Holder of the Global Securities (or, if the Contingent Capital Notes are definitive Securities, to the Holders directly at their addresses shown on the Contingent Convertible Security Register) and to the Trustee directly, specifying the occurrence of the relevant event.

Subject to the Solvency Condition and the pre-conditions specified below, the Company may at any time and from time to time, and to the extent not prohibited by CRD, repurchase beneficially or procure others to repurchase beneficially for its account the Contingent Capital Notes in the open market, by tender or by private agreement, in any manner and at any price or at differing prices. Contingent Capital Notes purchased or otherwise acquired by the Company may be (i) held, (ii) resold or (iii) at the Company’s sole discretion, surrendered to the Trustee for cancellation (in which case all Contingent Capital Notes so surrendered will forthwith be cancelled in accordance with applicable law and thereafter may not be reissued or resold).

Any redemption, repurchase, substitution or variation of the Contingent Capital Notes by the Company as provided under Section 3.08, Section 3.09, Section 3.10, Section 3.11, Section 3.12 and Section 3.14 of the Sixth Supplemental Indenture, is subject to (except to the extent the Capital Regulations no longer so require) the Company having met the following conditions:

(a)             the Company has notified the PRA of its intention to do so at least one month (or such other, longer or shorter period, as the PRA may then require or accept) before the Company becomes committed to the proposed redemption or repurchase;

(b)             the PRA has granted permission for the Company to make any such redemption or repurchase of the Contingent Capital Notes upon a satisfactory finding that either:

(i)             on or before such redemption or repurchase of any of the Contingent Capital Notes, the Company replaces such Contingent Capital Notes with own funds instruments (as defined by the Capital Regulations) of an equal or higher quality on terms that are sustainable for its income capacity; or

(ii)             the Company has demonstrated to the satisfaction of the PRA that its Tier 1 capital and Tier 2 capital (as defined by the Capital Regulations) would, following such redemption or repurchase, exceed the capital ratios required under CRD and the combined buffer requirement defined in CRD by a margin that the

PRA may consider necessary on the basis set out in CRD for it to determine the appropriate level of capital of an institution;

(c)	no Conversion Trigger Notice has been delivered; and

(d)             the Company has complied with any alternative or additional pre-conditions as set out in the Capital Regulations and/or required by the PRA as a prerequisite to its permission for such redemptions or repurchases, at that time; and

(e)             with respect to Sections 3.09 and 3.10 of the Sixth Supplemental Indenture only, and except to the extent that the PRA no longer so requires, the Company may only redeem the Contingent Capital Notes before five years after the Issue Date if, in addition to the conditions set out in (a), (b), (c) and (d) above, the following conditions are met:

(i)	in the case of a redemption due to a Tax Event pursuant to Section

3.09 of the Sixth Supplemental Indenture, the Company demonstrates to the satisfaction of the PRA that the Tax Event relating to the Contingent Capital Notes is material and was not reasonably foreseeable at the time of issuance of the Contingent Capital Notes; or

(ii)             in the case of a redemption due to the occurrence of a Capital Disqualification Event pursuant to Section 3.10 of the Sixth Supplemental Indenture, (x) the PRA considers such change to be sufficiently certain and (y) the Company demonstrates to the satisfaction of the PRA that the Capital Disqualification Event was not reasonably foreseeable at the time of the issuance of the Contingent Capital Notes.

If a Conversion Trigger Event has occurred, then the Automatic Conversion shall occur on the Conversion Date and all of the Company’s obligations under the Contingent Capital Notes shall be irrevocably and automatically released in consideration of the

Company’s issuance and delivery of the Settlement Shares to the Settlement Share Depository, and the principal amount of the Contingent Capital Notes shall equal zero at all times thereafter (for the avoidance of doubt, the Tradable Amount shall remain unchanged as a result of the Automatic Conversion). Under no circumstances shall such released obligations be reinstated. If the Company has been unable to appoint a Settlement Share Depository, it shall effect, by means it deems reasonable in the circumstances (including, without limitation, issuance of the Settlement Shares to another independent nominee or to the Holders of the Contingent Capital Notes directly), the issuance and delivery of the Settlement Shares, or, if the Holder elects, ADSs or the Alternative Consideration, as applicable, to the Holders of the Contingent Capital Notes, and such issuance and delivery shall irrevocably and automatically release all of the

Company’s obligations under the Contingent Capital Notes as if the Settlement Shares had been issued and delivered to the Settlement Share Depository and, in which case, where the context so admits, references in the Sixth Supplemental Indenture and in this Security to the issue and delivery of Settlement Shares to the Settlement Share Depository shall be construed accordingly and apply mutatis mutandis.

The procedures set forth in this Security and Section 3.16 of the Sixth Supplemental Indenture are subject to change to reflect changes in the Clearing Systems’ practices, and the Company may make changes to the procedures set forth in Section 3.16 to the extent reasonably necessary, in the opinion of the Company, to reflect such changes in the Clearing Systems’ practices. Any such changes shall be subject to the provisions of Section 8.01 of the Sixth Supplemental Indenture.

Notwithstanding anything to the contrary contained in the Indenture or this Security, once the Company has delivered a Conversion Trigger Notice following the occurrence of a Conversion Trigger Event, (i) subject to the right of the Holders and Beneficial Owners pursuant to Section 5.03 in the event of a failure by the Company to issue and deliver any Settlement Shares to the Settlement Share Depository on the Conversion Date, the Indenture shall impose no duties upon the Trustee whatsoever with regard to an Automatic Conversion upon a Conversion Trigger Event and the Holders and Beneficial Owners shall have no rights whatsoever under the Indenture or the Contingent Capital Notes to instruct the Trustee to take any action whatsoever, and (ii) as of the date of the Conversion Trigger Notice, except for any indemnity and/or security provided by any Holder or by any Beneficial Owner in such direction or related to such direction, any direction previously given to the Trustee by any Holder or by any Beneficial Owner shall cease automatically and shall be null and void and of no further effect; except in each case of (i) and (ii) of this paragraph, with respect to any rights of the Holders or Beneficial Owners with respect to any payments under the Contingent Capital Notes that were unconditionally due and payable prior to the date of the Conversion Trigger Notice or unless the Trustee is instructed in writing by the Company to act otherwise.

All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Security, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

The Trustee shall not be liable with respect to (i) the calculation or accuracy of the CET1 Ratio in connection with the occurrence of a Conversion Trigger Event and the timing of such Conversion Trigger Event, (ii) the failure of the Company to post or deliver the underlying CET1 Ratio calculations of a Conversion Trigger Event to the Clearing Systems, the Holders or the Beneficial Owners, (iii) any aspect of the

Company’s decision to deliver a Conversion Trigger Notice or the related Automatic Conversion, (iv) the adequacy of the disclosure of these provisions in the Prospectus or any other offering material in respect of the Contingent Capital Notes or for the direct or indirect consequences thereof, or (v) any other requirement of the Company contained herein related to a Conversion Trigger Event or the Automatic Conversion.

Following the issuance and delivery of the Settlement Shares to the Settlement Share Depository (or to the relevant recipient in accordance with the terms of the Contingent Capital Notes, as applicable) on the Conversion Date, this Contingent Capital Note shall remain in existence until the applicable Cancellation Date for the sole purpose of evidencing the Holders’ and Beneficial Owners’ right to receive Settlement Shares, or, if the Holder elects, ADSs or the Alternative Consideration, as the case may be, from the Settlement Share Depository (or such other relevant recipient, as applicable).

The Holders and the Beneficial Owners shall not at any time have the option to convert the Contingent Capital Notes into Settlement Shares.

The occurrence of the Automatic Conversion shall not constitute an Enforcement

Event.

Notwithstanding any other provision herein, by its acquisition of the Contingent

Capital Notes, each Holder and each Beneficial Owner shall be deemed to have (i) agreed to all of the terms and conditions of the Contingent Capital Notes, including, without limitation, to those related to (x) Automatic Conversion of its Contingent Capital Notes following the Conversion Trigger Event and (y) the appointment of the Settlement Share Depository, the issuance of the Settlement Shares to the Settlement Share Depository (or to the relevant recipient in accordance with the terms of the Sixth Supplemental Indenture or the Contingent Capital Notes) and the potential sale of the Settlement Shares pursuant to a Settlement Shares Offer and acknowledged that such events in (x) and (y) may occur without any further action on the part of such Holders or Beneficial Owners or the Trustee, (ii) agreed that effective upon, and following, the occurrence of the Automatic Conversion, no amount shall be due and payable to the Holders or the Beneficial Owners under the Contingent Capital Notes and the liability of the Company to pay any such amounts (including the principal amount of, or any interest in respect of, the Contingent Capital Notes) shall be automatically released, and the Holders and the Beneficial Owners shall not have the right to give any direction to the Trustee with respect to the Conversion Trigger Event and any related Automatic Conversion, (iii) waived, to the extent permitted by the Trust Indenture Act, any claim against the Trustee arising out of its acceptance of its trusteeship under, and the performance of its duties, powers and rights in respect of, the Indenture and in connection with the Contingent Capital Notes, including, without limitation, claims related to or arising out of or in connection with the Conversion Trigger Event and/or any Automatic Conversion, and (iv) authorized, directed and requested Clearstream, Luxembourg and/or Euroclear and any direct participant in Clearstream, Luxembourg and/or Euroclear or other intermediary through which it holds such Contingent Capital Notes to take any and all necessary action, if required, to implement the Automatic Conversion without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

The Conversion Price shall be subject to adjustment as provided in Article 4 of the Sixth Supplemental Indenture.

In the Company’s sole and absolute discretion, within ten (10) Business Days following the Conversion Date, the Company may elect that the Settlement Share Depository (or an agent on its behalf) make an offer of all or some of the Settlement Shares to all or some of the Company’s Shareholders upon Automatic Conversion, such offer to be at a cash price per Settlement Share that will be no less than the Conversion Price (the “Settlement Shares Offer”).

If the Company elects, in its sole and absolute discretion, that a Settlement Shares Offer be conducted by the Settlement Share Depository, each Holder or Beneficial Owner, by its acquisition of the Contingent Capital Notes, shall be deemed to have: (i) irrevocably consented to any Settlement Shares Offer and, notwithstanding that such Settlement Shares are held by the Settlement Share Depository on behalf of the Holders and Beneficial Owners, to the Settlement Share Depository’s using the Settlement Shares delivered to it to settle any Settlement Shares Offer in accordance with the terms of the Contingent Capital Notes, (ii) irrevocably consented to the transfer of the beneficial interest it holds in the Settlement Shares delivered upon Automatic Conversion to the Settlement Share Depository or to one or more purchasers identified by the Settlement Share Depository in connection with the Settlement Shares Offer in accordance with the terms of the Contingent Capital Notes, (iii) irrevocably agreed that the Company and the Settlement Share Depository may take any and all actions necessary to conduct the Settlement Shares Offer in accordance with the terms of the Contingent Capital Notes, and (iv) irrevocably agreed that none of the Company, the Trustee or the Settlement Share Depository shall, to the extent permitted by applicable law, incur any liability to the Holders or Beneficial Owners in respect of the Settlement Shares Offer (except for the obligations of the Settlement Share Depository in respect of the Holders’ and Beneficial Owners’ entitlement to, and subsequent delivery of, any Alternative Consideration).

Following the occurrence of a Conversion Trigger Event, subsequent to a Takeover Event having occurred, the Contingent Convertible Notes will be subject to conversion into Relevant Shares of the Approved Entity in the case of a Qualifying Takeover Event, or write-down to zero in the case of a Non-Qualifying Takeover Event, as provided in Section 4.03 of the Sixth Supplemental Indenture.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Contingent Capital Notes, by its acquisition of the Contingent Capital Notes, each Holder and Beneficial Owner acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Contingent Capital Notes, (ii) the conversion of all, or a portion of, the principal amount of, or interest on, the Contingent Capital Notes into ordinary shares or other securities or other obligations of the Company or another person and/or (iii) the amendment of the amount of interest due on the Contingent Capital Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation to the terms of the Contingent Capital Notes solely to give effect to the above. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable, but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and Beneficial Owner of the Contingent Capital Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Contingent Capital Notes are subject to, and will be varied, if necessary, solely to give effect to the exercise of any U.K. bail-in power by the relevant U.K. authority. For the avoidance of doubt, the potential conversion of the Contingent Capital Notes into ordinary shares, other securities or other obligations in connection with the exercise of any U.K. bail-in power by the relevant U.K. authority is separate and distinct from the Automatic Conversion following a Conversion Trigger Event.

By its acquisition of the Contingent Capital Notes, each Holder and Beneficial Owner (i) acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. authority with respect to the Contingent Capital Notes or any cancellation or deemed cancellation of interest pursuant to Section 3.03 or Section 3.04 of the Sixth Supplemental Indenture and the terms of this Security shall not give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the U.S. Trust Indenture Act of 1939, (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. authority with respect to the Contingent Capital Notes, (iii) acknowledges and agrees that, (a) upon the exercise of any U.K. bail-in power by the relevant U.K. authority, the Trustee shall not be required to take any further directions from Holders or Beneficial Owners of the Contingent Capital Notes under Section 5.12 of the Contingent Convertible Securities Indenture and (b) the Indenture shall impose no duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. authority.

Notwithstanding the foregoing in (iii), if, following the completion of the exercise of the

U.K. bail-in power by the relevant U.K. authority, the Contingent Capital Notes remain outstanding, (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Contingent Capital Notes) then the Trustee’s duties under the Indenture shall remain applicable with respect to the Contingent Capital Notes following such completion to the extent that the Company and the Trustee agree pursuant to a supplemental indenture, unless the Company and the Trustee agree that a supplemental indenture is not necessary, and (iv) shall be deemed to have (y) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. authority of its decision to exercise such power with respect to the Contingent Capital Notes and (z) authorized, directed and requested Clearstream, Luxembourg and/or Euroclear and any direct participant in Clearstream, Luxembourg and/or Euroclear or other intermediary through which it holds such Securities to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Contingent Capital Notes as it may be imposed, without any further action or direction on the part of such Holder and such Beneficial Owner or the Trustee.

Each Holder and Beneficial Owner that acquires its Contingent Capital Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Contingent Capital Notes that acquire the Contingent Capital Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Contingent Capital Notes, including in relation to interest cancellation, Automatic Conversion, the Settlement Shares Offer, the U.K. bail-in power, the write-down in the event of a Non-Qualifying Takeover Event and the limitations on remedies specified in this Security and Section 5.04 of the Sixth Supplemental Indenture.

Upon the exercise of the U.K. bail-in power by the relevant U.K. authority with respect to the Contingent Capital Notes, the Company shall provide a written notice to the Clearing Systems as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders and Beneficial Owners of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

The Company’s obligations to indemnify the Trustee in accordance with Section

6.07 of the Contingent Convertible Securities Indenture shall survive any exercise of the

U.K. bail-in power by the relevant U.K. authority with respect to the Contingent Capital Notes and any Automatic Conversion.

The exercise of the U.K. bail-in power by the relevant U.K. authority with respect to the Contingent Capital Notes shall not constitute an Enforcement Event.

A “Winding-up or Administration Event” shall result if (i) an order is made, or an effective resolution is passed, for the winding up of the Company (excluding in any such case a solvent winding-up solely for the purpose of a reconstruction, amalgamation, reorganization, merger or consolidation of the Company, or the substitution in place of the Company of a Successor in Business, the terms of which have previously been approved by the Trustee or in writing by Holders of not less than 2/3 (two-thirds) in aggregate principal amount of the Contingent Capital Notes); or (ii) an administrator of the Company is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

If a Winding-up or Administration Event occurs prior to the occurrence of a Conversion Trigger Event, subject to the subordination provisions of Article 6 of the Sixth Supplemental Indenture, the principal amount of the Contingent Capital Notes shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person, including the declaration by the Trustee, the Holders or any other Person that the principal amount of the Contingent Capital Notes will become immediately due and payable.

Subject to Section 3.13 of the Sixth Supplemental Indenture, if the Company does not make payment of principal in respect of the Contingent Capital Notes for a period of fourteen (14) calendar days or more after the date on which such payment is due (a “Non-Payment Event”), then the Trustee, on behalf of the Holders and Beneficial Owners, may, at its discretion, or shall at the direction of Holders of 25% or more of the aggregate principal amount of Outstanding Contingent Capital Notes, subject to any applicable laws, institute proceedings for the winding up of the Company. In the event of a Winding-up or Administration Event or liquidation of the Company, whether or not instituted by the Trustee, the Trustee may prove the claims of the Holders, Beneficial Owners and the Trustee in the Winding up or Administration Event of the Company and/or claim in the liquidation of the Company, such claims as set out in Section 6.01 of the Sixth Supplemental Indenture. For the avoidance of doubt, the Trustee may not declare the principal amount of any outstanding Contingent Capital Notes to be due and payable and may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid on the Contingent Capital Notes.

In the event of a breach of any term, obligation or condition binding upon the Company under the Contingent Capital Notes or the Indenture (other than any payment obligation of the Company under or arising from the Contingent Capital Notes or the Indenture, including payment of any principal or interest including any damages awarded for breach of any obligation) (such obligation, a “Performance Obligation”), the Trustee may without further notice institute such proceedings against the Company as it may deem fit to enforce the Performance Obligation, provided that the Company shall not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise (including damages for breach of any obligations under the Contingent Capital Notes) earlier than the same would otherwise have been payable under the Contingent Capital Notes or the Indenture, but excluding any payments made to the Trustee acting on its own account in respect of its costs, expenses, liabilities or remuneration. For the avoidance of doubt, any breach by the Company of any Performance Obligation shall not confer upon the Trustee (acting on behalf of the Holders) and/or the Holders or Beneficial Owners of the Contingent Capital Notes any claim for damages and, in the event of such a breach of a Performance Obligation, the sole and exclusive remedy that the Trustee (acting on behalf of the Holders) and/or the Holders or Beneficial Owners of the Contingent Capital Notes may seek under the Contingent Capital Notes and the Indenture is specific performance under the laws of the State of New York. By its acquisition of the Contingent Capital Notes, each Holder and Beneficial Owner of the Contingent Capital Notes acknowledges and agrees (i) that such Holder and Beneficial Owner shall not seek, and shall not direct the Trustee (acting on their behalf) to seek, any claim for damages against the Company in respect of any breach by the Company of a Performance Obligation, and (ii) that the sole and exclusive remedy that such Holder and Beneficial Owner and/or the Trustee (acting on their behalf) may seek under the Contingent Capital Notes and the Indenture for a breach by the Company of a Performance Obligation is specific performance under the laws of the State of New York.

Other than the limited remedies specified in this Security and Article 5 of the Sixth Supplemental Indenture, and subject to the second paragraph below, no remedy against the Company shall be available to the Trustee (acting on behalf of the Holders) or to the Holders and Beneficial Owners, whether for the recovery of amounts owing in respect of such Securities or under the Indenture, or in respect of any breach by the

Company of any of the Company’s obligations under or in respect of the terms of such Securities or under the Indenture in relation thereto; provided, however, that the

Company’s obligations to the Trustee under, and the Trustee’s lien provided for in, Section 6.07 of the Contingent Convertible Securities Indenture and the Trustee’s rights to have money collected applied first to pay amounts due to it under such Section pursuant to Section 5.06 of the Contingent Convertible Securities Indenture expressly survive any Enforcement Event and are not subject to the subordination provisions of Section 6.01 of the Sixth Supplemental Indenture.

For purposes of the Contingent Convertible Securities Indenture, “Event of Default” shall mean an “Enforcement Event” as defined in the Sixth Supplemental Indenture, except that the term “Event of Default” as used in Article 8 of the Contingent Convertible Securities Indenture shall mean “Winding-up or Administration Event.”

Notwithstanding the limitations on remedies specified in this Security and under Article 5 of the Sixth Supplemental Indenture, (i) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders and Beneficial Owners of the Contingent Capital Notes under the provisions of the Indenture, and (ii) nothing shall impair the right of a Holder or Beneficial Owner of the Contingent Capital Notes under the Trust Indenture Act, absent such Holder’s or Beneficial Owner’s consent, to sue for any payment due but unpaid with respect to the

Contingent Capital Notes; provided that, in the case of (i) and (ii) above, any payments in respect of, or arising from, the Contingent Capital Notes, including any payments or amounts resulting or arising from the enforcement of any rights under the Trust Indenture Act in respect of the Contingent Capital Notes, shall be subject to the subordination provisions set forth in Section 6.01 of the Sixth Supplemental Indenture.

In furtherance of Section 6.01 of the Contingent Convertible Securities Indenture:

(i)                                   For purposes of Sections 315(a) and 315(c) of the Trust Indenture Act, the term “default” is hereby defined to mean an Enforcement Event which has occurred and is continuing.

(ii)                               Notwithstanding anything contained in the Contingent Convertible Securities Indenture to the contrary, the duties and responsibilities of the Trustee under this Indenture shall be subject to the protections, exculpations and limitations on liability afforded to an indenture trustee under the provisions of the Trust Indenture Act.

With respect to the Contingent Capital Notes only, and pursuant to Section 12.01(a) of the Contingent Convertible Securities Indenture, the extent and manner in which the payment of principal of (and premium, if any) and interest, if any, on the Contingent Convertible Securities is subordinated to the claims of the holders of certain other present or future obligations of the Company shall be determined as set out in Section 6.01 of the Sixth Supplemental Indenture. References in the Contingent Convertible Securities Indenture to Section 12.01(a) thereof shall be to Section 6.01 of the Sixth Supplemental Indenture. For the avoidance of doubt, no provision of Article 12 of the Contingent Convertible Securities Indenture other than replacing Section 12.01(a) with Section 6.01 of the Sixth Supplemental Indenture shall be amended by the Sixth Supplemental Indenture.

The Contingent Capital Notes shall constitute the Company’s direct, unsecured and subordinated obligations, ranking pari passu without any preference among themselves. The rights and claims of the Holders and Beneficial Owners of the Contingent Capital Notes in respect of or arising from the Contingent Capital Notes shall be subordinated to the claims of Senior Creditors.

If a Winding-up or Administration Event occurs before the date on which the Conversion Trigger Event occurs, there shall be payable by the Company in respect of each Contingent Capital Note (in lieu of any other payment by the Company) such amount, if any, as would have been payable to a Holder or Beneficial Owner if, on the day prior to the commencement of a Winding-up or Administration Event and thereafter, such Holder or Beneficial Owner were the holder of one of a class of Notional Preference Shares on the assumption that the amount that such Holder or Beneficial Owner was entitled to receive in respect of such Notional Preference Shares, on a return of assets in such Winding-up or Administration Event, was an amount equal to the principal amount of the relevant Contingent Capital Note, together with any Accrued Interest and any damages for breach of any obligations thereunder (if payable), regardless of whether the Solvency Condition is satisfied on the date upon which the same would otherwise be due and payable.

In the paragraph above, “Notional Preference Shares” means an actual or notional class of preference shares in the capital of the Company having an equal right to return of assets in a Winding-up or Administration Event to, and so ranking pari passu with, the most senior class or classes of issued preference shares with non-cumulative dividends (if any) in the capital of the Company from time to time and which have a preferential right to a return of assets in a Winding-up or Administration Event over, and so rank ahead of all other classes of issued shares for the time being in the capital of the Company but ranking junior to the claims of Senior Creditors and junior to any notional class of preference shares in the capital of the Company which is referenced in any instrument of the Company for the purposes of determining a claim in the winding-up or administration of the Company and, as so referenced, (i) is expressed to have a preferential right to a return of assets in the Company’s winding-up or administration over the holders of all other classes of shares for the time-being in the capital of the Company and (ii) is not expressed to rank junior to any other notional class of preference shares in the capital of the Company. The terms “Parity Securities” and “Senior Creditors” have the meaning given to such terms in the Sixth Supplemental Indenture.

If a Winding-up or Administration Event occurs on or after the date on which the Conversion Trigger Event occurs but the Settlement Shares to be issued and delivered to the Settlement Share Depository on the Conversion Date have not been so delivered, there shall be payable by the Company in respect of each Contingent Capital Note (in lieu of any other payment by the Company) such amount, if any, as would have been payable to the Holder or Beneficial Owner of such Contingent Capital Note in a Winding-up or Administration Event if the Conversion Date in respect of the Automatic Conversion had occurred immediately before the occurrence of a Winding-up or Administration Event (and, as a result, such Holder or Beneficial Owner were the holder of such number of the Company’s ordinary shares as such Holder or Beneficial Owner would have been entitled to receive on the Conversion Date, ignoring for this purpose the Company’s right to make an election for a Settlement Shares Offer to be effected pursuant to Section 3.18 of the Sixth Supplemental Indenture), regardless of whether the Solvency Condition is satisfied on the date upon which the same would otherwise be due and payable.

Other than in the event of a Winding-up or Administration Event of the Company, or in relation to the Cash Component of any Alternative Consideration in any Settlement Shares Offer payments in respect of or arising from the Contingent Capital Notes (including any damages for breach of any obligations thereunder) shall, in addition to the right of the Company to cancel payments of interest pursuant to the terms of the Sixth Supplemental Indenture or this Security, be conditional upon the Company’s being solvent at the time when the relevant payment is due to be made, and no principal, interest or other amount shall be due and payable in respect of or arising from the Contingent Capital Notes except to the extent that the Company could make such payment and still be solvent immediately thereafter (such condition referred to herein as the “Solvency Condition”).

For purposes of determining whether the Solvency Condition is met, the Company shall be considered to be solvent at a particular point in time if (i) it is able to pay its debts as they fall due and (ii) its Assets are at least equal to its Liabilities.

Subject to applicable law, the Trustee (acting on behalf of the Holders) and the Holders of the Contingent Capital Notes by their acceptance thereof will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the Contingent Capital Notes, the Sixth Supplemental Indenture or the Contingent

Convertible Securities Indenture (or between the Company’s obligations under or in respect of the Contingent Capital Notes and any liability owed by a Holder to the Company) that they (or the Trustee acting on their behalf) might otherwise have against the Company, whether before or during any Winding-up or Administration Event.

Notwithstanding the above, if any of such rights and claims of any such Holder (or the Trustee acting on behalf of such Holders) against the Company are discharged by set-off, such Holder (or the Trustee acting on behalf of such Holder) will immediately pay an amount equal to the amount of such discharge to the Company or, in the event of any Winding-up or Administration Event, the liquidator or administrator (or other relevant insolvency official), as the case may be, to be held on trust for the Senior Creditors and until such time as payment is made will hold a sum equal to such amount on trust for Senior Creditors, and accordingly such discharge shall be deemed not to have taken place.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Contingent Capital Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Contingent Capital Notes then outstanding of each series to be affected.

With respect to Contingent Capital Notes issued pursuant to the Sixth Supplemental Indenture, any agreements, arrangements or understandings between the Company and any Holder and Beneficial Owner of the Contingent Capital Notes with respect to the Contingent Capital Notes must be entered into in accordance with the terms of the Contingent Convertible Securities Indenture and the Sixth Supplemental Indenture.

Holders of not less than a majority in aggregate principal amount of the Outstanding Contingent Capital Notes may on behalf of the Holders of all of the Contingent Capital Notes waive any past Enforcement Event that results from a breach by the Company of a Performance Obligation. Holders of a majority of the aggregate principal amount of the outstanding Contingent Capital Notes shall not be entitled to waive any past Enforcement Event that results from a Winding-up or Administration Event or a Non-Payment Event.

As set forth in, and subject to, the provisions of the Indenture, no Holder will have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder fulfils the requirements of Section 5.07 of the Contingent Convertible Securities Indenture.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of £200,000 and increments of £1,000 thereafter. The denominations cannot be changed without the consent of the Trustee. The denomination of each interest in this Security shall be the “Tradable Amount” of such book-entry interest. Prior to the Automatic Conversion, the aggregate Tradable Amount of the interests in this Security shall equal this Security’s outstanding principal amount. Following the Automatic Conversion, the principal amount of this Security shall equal zero, but the Tradable Amount of the book-entry interests in this Security shall remain unchanged as a result of the Automatic Conversion.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except (i) as otherwise provided for pursuant to Section 1.12 of the Contingent Convertible Securities Indenture and Section 10.07 of the Sixth Supplemental Indenture, the subordination provisions referred to herein and in Section 6.01 of the Sixth Supplemental Indenture (which replaces in its entirety Section 12.01(a) of the Contingent Convertible Securities Indenture) and the waiver of the right to set-off referred to herein and in Section 6.02 of the Sixth Supplemental Indenture, which are governed by, and construed in accordance with, Scots law (other than the Trustee’s own rights, duties or immunities under Article 12 of the Contingent Convertible Securities Indenture, as amended by Section 6.01 of the Sixth Supplemental Indenture, or otherwise), and (ii) the authorization and execution by the Company of this Security shall be governed by (in addition to the laws of the State of New York relevant to execution) the jurisdiction of the Company.